Exhibit 10.2
UNITED NATURAL FOODS, INC.

INDUCEMENT AWARD
RESTRICTED SHARE UNIT AWARD AGREEMENT

(a)     This Restricted Share Unit Award Agreement (this “Agreement”) effective as of _______, 20__ (the “Grant Date”), between United Natural Foods, Inc. (the “Company”) and _______ (the “Participant”), evidences an Award denominated in Restricted Share Units to the Participant. The Award is being made as an inducement grant in reliance on Rule 303A.08 of the New York Stock Exchange and is not issued under the United Natural Foods, Inc. 2020 Equity Incentive Plan (as amended from time to time, the “Plan”). Notwithstanding the foregoing, the Award shall be governed by the terms of the Plan and interpreted as if the Award were subject to the Plan. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan. Except where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries.

1. Definitions.

(a) “Participant,” solely for the purpose of this Agreement, means the employee designated above.
(b)    “Restricted Share Unit” means a right to receive a payment in the form of any one Share of the Company’s common stock, par value $0.01 per share, subject to the terms and conditions set forth in this Agreement and in the Plan.

(c) “Vesting Date” means one of the dates specified in Section 3(a) below.

(d) “Vesting Period” means the period beginning on _____________, 20__ and ending on __________, 20__.

2. Grant of Restricted Share Units. In consideration of services to be rendered by the Participant to the Company, the Company hereby grants to the Participant [______] Restricted Share Units, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. The grant of Restricted Share Units shall be subject to adjustment as provided in Section 4.3 of the Plan. This grant is conditional upon the Participant signing a counterpart of this Agreement and delivering such signed counterpart to the Company within sixty (60) days of this Agreement.

3. Vesting.

(a) Except as otherwise provided herein or in the Plan, if the Participant remains continuously employed by the Company through the applicable vesting date, the Restricted Share Units will vest in accordance with the following schedule:

Vesting Date	Restricted Share Units
__________, 20__	33.3%

__________, 20__	33.3%

__________, 20__	33.4%

(b) In the event that the Participant dies or terminates employment on account of Disability at any time after grant, all of the then-unvested Restricted Share Units granted under this Agreement will continue to vest through the Vesting Period. The rights of the Participant (or the Participant’s estate or beneficiaries in the event of Participant’s death) in any event described in this Section 3(b) shall become non-forfeitable only at such time as the Shares issuable in settlement of such Restricted Stock Units would have been issued pursuant to Section 4 hereof had the Participant not died or had his or her employment terminated on account of Disability.

(c) In the event the Participant’s employment with the Company or any successor to the Company is terminated without Cause, or the Participant terminates his or her employment for Good Reason, within twelve (12) months after a Change in Control (and before the Restricted Share Units otherwise have become vested under Section 3(a), (b) or (c)), the Participant shall vest in all of the Restricted Share Units granted under Section 2 of this Agreement and the Participant’s rights to such Restricted Share Units shall become non-forfeitable as of the date on which the Participant’s employment with the Company or its successor is terminated. In the event that this Award is not assumed by the Acquiror in connection with a Change in Control, all of the Restricted Share Units shall vest immediately prior to the Change in Control and shall settle immediately following the Change in Control (notwithstanding the longer period of time for settlement provided in Section 4 below).

(d) Except as provided in Section 3(b) or (c) above or as otherwise provided in any written agreement by and between the Company and the Participant, if the Participant’s employment with the Company terminates for any reason prior to the expiration of the Vesting Period, all then-unvested Restricted Share Units shall be canceled immediately and shall not be payable to the Participant.

4. Payment. The Company shall issue to the Participant one Share for each Restricted Share Unit which has become vested with respect to the vesting schedule pursuant to Section 3 of this Agreement. The payment of the Shares shall be made to the Participant (or the Participant’s assignee or beneficiary if permitted by the Plan or the Committee) in accordance with the Company’s grant and award policy no later than March 15th of the calendar year next following the calendar year in which the vesting period ends and may be made as a book-entry confirmation or through the issuance of a certificate evidencing such Shares.

5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares which may be issued upon the vesting of the Restricted Share Units (including, without limitation, voting rights and any rights to receive dividends or non-cash distributions with respect to such Shares) unless and until the Shares have been issued to Participant. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

6. Withholding. The Company’s obligation to make payment of vested Restricted Share Units shall be subject to the Participant’s satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Participant shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 6. The Participant may satisfy his or her obligation to pay the

Withholding Taxes by (i) having the Company withhold Shares otherwise deliverable to the Participant pursuant to settlement of vested Restricted Share Units; or (ii) delivering, actually or by attestation, to the Company shares of Common Stock already owned by the Participant; provided that the amount of such Shares withheld or shares of Common Stock delivered (with the value of such Shares being based on the Fair Market Value of a Share of the Company’s Common Stock as of the payment date as determined by the Committee) shall not exceed the amount necessary to satisfy the minimum amount of Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Participant an amount not to exceed the Withholding Taxes.

7. Covenants. As a condition to the receipt of the Award (which shall be forfeited in the event of noncompliance with this Section 7), the Participant hereby agrees to adhere to the covenants set forth in Section 14.8 of the Plan, which include confidentiality, non-competition and non-solicitation covenants and acknowledges that the Award is subject to recoupment as provided in the Plan.

8. No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

9. Private Placement. The Restricted Share Units and any Shares issued upon payment thereof have not been registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions provided under Section 4(a)(2) of the Act and other applicable exemptions. Accordingly, they may not be transferred except in reliance on an exemption from registration under the Act and any applicable state securities laws. It is anticipated that the Shares will be transferable in compliance with Rule 144 under the Act. Prior to, and as a condition of, any transfer, the Participant shall be required to deliver to the Company an opinion of counsel, satisfactory to the Company, to the effect such transfer may be made in accordance with the Act. Certificates representing any Shares issued hereunder shall bear a legend reflecting such restrictions on transfer and any electronic stock transfer records shall also reflect a notation of such restrictions on transfer.

10. Amendment. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement and the Restricted Share Units, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant or any holder or beneficiary of the Restricted Share Units shall not to that extent be effective without the consent of the Participant, holder or beneficiary; and provided further that no consent of the Participant or any holder or beneficiary shall be required for any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to the provisions of Section 409A of the Code necessary to avoid tax penalties to the Participant. The Committee is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Agreement and the Restricted Share Units as set forth in the Plan.

11. Determinations by the Committee. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or this Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons.

12. Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan with this Agreement and agrees to be bound by all the terms and provisions of the Plan. This Agreement is governed by the terms of the Plan.

13. Nontransferability of Restricted Share Units. Except as otherwise provided in the Plan, the Restricted Share Units and this Agreement shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units otherwise than as permitted by the Plan and this Agreement shall, at the election of the Company, be null and void. Transfer of the Restricted Share Units for value is not permitted under the Plan or this Agreement.

14. Notices. Any notice required or permitted to be given to the Participant under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company’s principal office.

15. Waiver. The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

16. Section 409A.

(a) For the avoidance of doubt, the Restricted Share Units granted under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) Notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any payment due under this Agreement that is considered “deferred compensation” under Section 409A of the Code payable on account of a Participant’s “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Participant, and (B) the date of Participant’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 15(b) shall be paid to the Participant in a lump sum in accordance with the Agreement.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A (and, more specifically, Treasury Regulation 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d) For the avoidance of doubt, any payment due under this Agreement within a period following Participant’s termination of employment, death, Disability, Retirement or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

17. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

18. Successors. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Participant's legal representative. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's heirs, executors, administrator and successors.

19. Electronic Communication. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

UNITED NATURAL FOODS, INC.

By: __________________________

PARTICIPANT

______________________________

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